EXHIBIT 5.1

[Andrews Kurth LLP Letterhead]

June 3, 2004

Sterling Bancshares, Inc.

2550 North Loop West

Suite 600

Houston, Texas 77092

Ladies and Gentlemen:

We have acted as counsel to Sterling Bancshares, Inc., a Texas corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering by the Company of up to 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), which Shares are subject to issuance by the Company under the Sterling Bancshares, Inc. 2004 Employee Stock Purchase Plan (the “Plan”).

We have examined originals or copies of (i) the Plan, (ii) the Restated and Amended Articles of Incorporation of the Company, as amended, (iii) the Bylaws of the Company as in effect on the date hereof, (iv) certain resolutions of the Board of Directors of the Company certified to us to be true and correct by the Company’s Secretary and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.

We have assumed and have not verified (i) the genuineness of all signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the issuance of the Shares in accordance with the Registration Statement has been duly authorized by the Company and (ii) the Shares, when thereafter issued against payment therefor as required under the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is based on and is limited to the corporate laws of the State of Texas and we render no opinion with respect to the laws of any other jurisdiction.

Sterling Bancshares, Inc.

June 3, 2004

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing in the list of exhibits contained therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

Very truly yours,

/s/ Andrews Kurth LLP